EXHIBIT 10.2

Advanced BioEnergy, LLC
Unit Appreciation Right Agreement

Date of Grant:	January 27, 2016
Name of Grantee:	Richard Peterson
Grant Price per Unit:	$1.24, subject to reduction as set forth in Section 3 of this Award
Number of UARs Granted:	100,000

Advanced BioEnergy, LLC (the “Company”) is pleased to inform you that you have been granted Unit Appreciation Rights (“UARs”) as set forth above (this “Award”).  The terms of this Award are as follows:

1.Vesting, Expiration and Payment.

a.The UARs are immediately vested and expire on January 26, 2026.

b.The vested UARs will become automatically payable on the date (the “Payment Date”) that is the earliest of

i.the closing on the sale of all or substantially all of the assets of ABE South Dakota LLC, so long as the transaction constitutes a change of control under Section 409A (as defined below);

ii.the occurrence of a “Change in Control,” as defined in Appendix A;

iii.your death; or

iv.your termination of employment due to a “Disability,” as defined in Appendix A.

c.If, on any date prior during the Payment Date, you are terminated by the Company “for Cause” (as defined in Appendix A), the UARs will automatically and immediately be forfeited and cancelled without payment therefore on the termination date.

2.No Right to Continued Employment.  Nothing in this Award will confer any right on you to continue in the Company’s employ or service or affect any right that the Company has to terminate this employment.

3.UAR Payment.

a.No later than five business days after the Payment Date, if the Payment Date is triggered under Section 1b(i), or no later than 60 calendar days after the Payment

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Date if the Payment Date is triggered under Section 1b(ii), (iii) or (iv) or under Section 4, the Company will pay you, with respect to each UAR, an amount equal to the excess, if any, of (a) the fair market value on the Payment Date of a Unit, on a fully diluted basis, as if the UARs were outstanding Units on such date, over (b) the grant price per UAR, which price initially is $1.24 per Unit (the “Grant Price”).

b.The Grant Price will be reduced, however, by any per Unit distribution received by the unit holders of the Company up to an amount of $1.24 in the aggregate.  Any per Unit distribution that would lower the Grant Price below $0.00 will either (i) be paid to you on the Unit distribution date, or as soon as practicable thereafter, if the Board determines that payment may be made to you without violating Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), or (ii) be paid to you on the Payment Date without interest.

c.Payment with respect to the UAR will be made in cash, subject to all applicable tax withholding.

d.The determination of Fair Market Value of a Unit will be made in good faith in the sole discretion of the Compensation Committee of the Board of Directors (“Board”) of the Company, which determination will be final and binding on all parties.  In the event the Grant Price per UAR exceeds the Fair Market Value per Unit on the Payment Date, then all UARs will be immediately cancelled without payment therefore, and thereafter you will have no right to any further payment under this Agreement.

e.The Company and you also agree, as set forth in Section 7 of this Award, that the Board, or a committee thereof, has power to make any other adjustments it believes appropriate and necessary to give effect to the intent of the parties to this Award.

f.If the Board determines in good faith that payment on a specific date may not be made to you under Section 3a without violating Section 409A , the Board must (i) immediately notify you in writing and (ii) subsequently pay you as soon as it is possible to do so without violating Section 409A.

4.UAR Payment in the Event of Early Termination.  If your employment terminates for any reason other than (i) by the Board for Cause or (ii) by you as a voluntary termination, prior to a Payment Date (“Early Termination Date”), then the Board of Directors will determine the Fair Market Value of a Unit as of the Early Termination Date in the same manner as set forth in Section 3d, and notify you of this value within 60 days of Early Termination Date.  Payment to you of this amount will be made on as set forth in Section 3.

5.Transferability.  None of the UARs are transferable (by operation of law or otherwise) by you, other than by will or the laws of descent and distribution.

6.Governing Law.  This Award will be governed by, and construed in accordance with, the laws of the State of Minnesota, without regard to conflicts of laws principles thereof.

7.Changes in Capitalization.  In the event of any reorganization, merger, consolidation, recapitalization, liquidation, unit dividend, unit split, combination of Units, rights offering, or extraordinary dividend or divestiture (including a spin-off), or any other change in the structure or Units of the Company, including any conversion by the Company into a corporate form, the Compensation Committee (or if the Company does not survive any such transaction, the board of directors or an authorized committee of the board of directors of the surviving company) will, without your consent, make such adjustments as it determines in its discretion to be appropriate as to the number of UARs or the Grant Price per UAR in order to prevent dilution or enlargement of your rights hereunder.

8.Unfunded Status.  Other than as provided in Section 3, UAR Payment, and Section 7, Changes in Capitalization, above, you will not be entitled to any voting rights, to receive any dividends with respect to your UARs or to have the value of your UARs credited or increased as a result of any other distribution with respect to the Units of the Company. You will not have any interest in any particular assets of the Company by reason of your UARs, and no provision will be made with respect to segregating assets of the Company for payment of the value of your UARs.

9.General.  This Award will be binding upon and will inure to the benefit of any successor or successors of the Company.  The invalidity or unenforceability of any provision of this Award will not affect the validity or enforceability of any other provision of this Award.  Except as otherwise expressly set forth in this Award, any term of this Award may be amended and the observance of any term of this Award may be waived (either generally or in a particular instance and either retroactively or prospectively) only upon the written consent of the parties hereto.  No waivers of or exceptions to any term, condition or provision of this Award, in any one or more instances, will be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

[SIGNATURE PAGE FOLLOWS]

The Terms of this UAR reflect the Board action of January 27, 2016.  The parties have executed this Unit Appreciation Right Agreement as of the 4th of August 2017.

COMPANY:

Advanced BioEnergy, LLC

By: /s/ JD Schlieman

     JD Schlieman

     Chairman of the Board of Directors

AGREED TO AND ACCEPTED BY:

GRANTEE:

/s/ Richard Peterson
Richard Peterson

Appendix A
DEFINITIONS

Change of Control

For purposes of this Award, “Change in Control” means the occurrence of any one or more of the following:

1.the acquisition, during any 12 consecutive month period that ends subsequent to the Date of Grant of this Award (“Effective Date”), by any “person,” (within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (an “Acquirer”) of ownership (determined taking into account the ownership attribution rules of Section 318(a) of the Code) of membership interests of the Company possessing 30% or more of the total voting power of the then-outstanding membership interests of the Company; provided that for purposes of this paragraph (1):

a.any membership interests of the Company owned by the Acquirer prior to the start of the applicable 12-consecutive-month period shall not be counted toward the 30% threshold specified above; and

b.an acquisition shall not constitute a Change in Control pursuant to this paragraph (1) if: (i) prior to the acquisition, the Acquirer owns membership interests of the Company possessing more than 50% of the total fair market value or total voting power of the then outstanding membership interests of the Company; (ii) the acquisition is by the Company or a subsidiary of the Company; (iii) the acquisition is by an employee benefit plan (or related trust) sponsored or maintained by the Company or one or more of its subsidiaries; (iv) the acquisition is by Grantee or any group that includes Grantee; or (v) the acquisition is by a surviving or acquiring entity in connection with a Business Combination described in clause (4)(a) below;

2.the acquisition by an Acquirer of membership interests of the Company that, together with membership interests already held by such Acquirer, constitutes more than 50% of the total fair market value or total voting power of the membership interests of the Company, other than an acquisition by an Acquirer who, prior to the acquisition, owned more than 50% of the total fair market value or total voting power of the membership interests of the Company;

3.the replacement, during any 12-consecutive-month period that ends subsequent to the Effective Date, of a majority of the members of the Board with members whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election;

4.the consummation of a merger or consolidation of the Company with or into another entity, a statutory share exchange or a similar business combination involving the Company (each, a “Business Combination”) which, subsequent to the Effective Date, has been approved by the Unit holders of the Company, other than (a) a Business Combination where the holders of membership interests of the Company immediately before the Business Combination own, directly or indirectly, 65% or more of the total voting power of all the outstanding equity securities of the surviving or acquiring entity resulting from such Business Combination, or (b) a

Business Combination where Grantee or a group that includes Grantee owns, directly or indirectly, 30% or more of the total value or voting power of all the outstanding equity interests of the surviving or acquiring entity resulting from such Business Combination; or

5.the acquisition, during any 12 consecutive month period that ends subsequent to the Effective Date, by an Acquirer of assets of the Company with a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to more than 40% of the total gross fair market value of all assets of the Company immediately prior to the acquisition, other than an acquisition (a) by a holder of membership interests in the Company immediately prior to such acquisition in exchange for its Company membership interests, (b) by an entity 65% or more of the total voting power of which is owned, directly or indirectly, by the Company, (c) by a person or group (within the meaning of 26 CFR § 1.409A-3(i)(5)(vii)(C)) that owns, directly or indirectly, 65% or more of the total voting power of all outstanding membership interests of the Company, (d) by an entity 65% or more of the total voting power of which is owned, directly or indirectly, by a person or group described in the immediately preceding clause (c), or (e) by a corporation or other entity 30% or more of the total value or voting power of which is owned, directly or indirectly, by Grantee or a group that includes Grantee.

Cause

For purposes of this Award, “Cause” means:

a.an act of dishonesty undertaken by Employee and intended to result in personal gain or enrichment of Employee or another at the expense of the Company or its Affiliates;

b.unlawful conduct or gross misconduct by Employee, whether on the job or off the job, that, in either event, is publicly detrimental to the reputation or goodwill of the Company;

c.the conviction of Employee of a felony, or Employee’s entry of a no contest or nolo contendre plea to a felony; or

d.persistent failure of Employee to perform Employee’s material duties and responsibilities hereunder or to meet reasonable performance objectives set by the Board, as applicable, from time to time, which failure is willful and deliberate on Employee’s part and has not been cured by Employee within 15 days after written notice thereof to Employee from the Company; or

e.willful and deliberate breach by Employee of his fiduciary obligations as an officer or director of the Company.

For the purposes of this Section, no act or failure to act on Employee’s part shall be considered “dishonest,” “willful” or “deliberate” unless done or omitted to be done by Employee in bad faith and without reasonable belief that Employee’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company.

Disability

For purposes of this Award, “Disability” means the inability of Employee to perform on a full-time basis the duties and responsibilities of Employee’s employment with the Company by reason of illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 90 days or for more than 90 complete days during any 12-month period.